Exhibit 99.1

RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

IMMEDIATE RELEASE:

May 4, 2010

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR SECOND QUARTER FISCAL 2010

— Second Quarter Revenue of $128 Million

— Adjusted EBITDA Increased 33% from Prior Year

— Over $70 Million of Cash at March 31

SOUTH JORDAN, UTAH, May 4, 2010 (NYSE: HW) HEADWATERS INCORPORATED, a diversified building products company dedicated to improving sustainability by transforming underutilized resources into valuable products, today announced results for its March 31, 2010 quarter, the second quarter of its fiscal 2010 year.

Summary for the Second Quarter Fiscal 2010

The Company’s second quarter revenue of $128.2 million declined 7% compared to $137.7 million in the quarter ended March 31, 2009. Although revenue continued to be impacted by challenging economic conditions, the year-over-year revenue decline narrowed to its lowest level in more than two years. Revenue for the month of March 2010 increased by approximately 2% compared to March 2009, further supporting this positive trend.

Adjusted EBITDA in the March 2010 quarter increased 33% to $12.6 million in the March 2010 quarter from $9.5 million in the March 2009 quarter. The operating loss in the March 2010 quarter was $(4.3) million, compared to an operating loss of $(12.7) million in the March 2009 quarter (excluding the goodwill impairment of $465.7 million). The net loss in the March 2010 quarter was $(13.0) million, or $(0.22) per diluted share, compared to a net loss of $(37.3) million, or $(0.90) per diluted share in 2009, excluding the goodwill impairment.

Second Quarter Fiscal 2010 Highlights

•	Gross profit improved by $4.9 million or 22%

•	Gross margin improved by 500 basis points

•	Operating margin (excluding the 2009 goodwill impairment) improved by 585 basis points

•	Operating expenses decreased 10% compared to 2009 (excluding the 2009 goodwill impairment)

•	Capex for the first half of 2010 declined by over 60% year-over-year to $13.7 million

Six Months Ended March 31, 2010

Our total revenue for the six months ended March 31, 2010 was $267.8 million, down 12% from $303.8 million for 2009. Gross profit increased 5%, from $54.3 million in 2009 to $56.9 million in 2010. Excluding the goodwill impairment in 2009, the operating loss decreased from $(21.9) million in 2009 to $(10.6) million in 2010, and the net loss decreased from $(39.7) million or a diluted loss per share of $(0.98) in 2009, to a net loss of $(26.9) million, or $(0.45) per diluted share, in 2010.

CEO Commentary

“We are pleased to see continued top line trend improvements in our light building products segment, led by an uptick in the repair and remodeling markets for our accessory products. In March, this translated into the first year-over-year monthly revenue growth posted since October 2007. Looking ahead, we are focused on driving earnings leverage by growing revenue in our core building products businesses and maintaining our streamlined infrastructure,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters.

“We are ahead of plan on our cost savings initiatives. Total cost savings for the first half of 2010 were $25.4 million, exceeding our 2010 total year goal of $22 million by 15%. As a result, we are realizing greater than expected operating leverage and our margins have improved substantially despite our lower revenue base. Most of our 2010 cost savings were recognized in the first half of the year, as many of the cost reductions were initially implemented in 2009,” concluded Mr. Benson.

Business Segment Performance

Heavy Construction Materials Segment

Headwaters is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Revenues from the heavy construction materials segment in the March 2010 quarter were $47.3 million, a decline of $0.8 million from the March 2009 quarter. Gross profit was $8.9 million in the March 2010 quarter, compared to $11.6 million in 2009, and operating profit was $2.2 million compared to $4.8 million in 2009. The decline in revenue, gross profit, and operating income resulted primarily from a decrease in product shipments in our Western region. Revenue in both the Central and East regions improved compared to last year, but margins softened due to product mix and a higher percentage of service revenue compared to product sales. Cost savings for the first six months of fiscal 2010 were approximately $5.4 million compared to our 2010 total year goal of $6 million.

The EPA has continued its review of various regulatory approaches for the disposal of fly ash. One possible approach may be to regulate disposal of fly ash as hazardous, but also maintain certain EPA approved beneficial applications as non-hazardous. Another approach may maintain Sub-Title D classification, continuing to give states the lead authority on the regulation of handling, storage, and disposal of fly ash. The EPA could also propose the elimination of wet disposal sites. While some of these alternatives may be positive, any regulatory change that directly or indirectly limits beneficial use of fly ash as a replacement for portland cement could negatively impact Headwaters’ revenue.

Light Building Products Segment

Headwaters’ light building products segment is a national market leader in a wide variety of building products, including vinyl siding accessories and manufactured architectural stone, often using recycled materials to improve sustainability. Headwaters has an established track record of developing innovative new products for the building products industry, such as the new cellular PVC trim board product it introduced earlier this year.

Revenues from Headwaters’ light building products business in the March 2010 quarter were $61.3 million, a decrease of $7.1 million from the March 2009 quarter. Despite the 10% decline in revenues, gross margins increased to 24% in the March 2010 quarter from 18% in the March 2009 quarter, and the operating margin (loss) improved to (4)% in the March 2010 quarter from an operating margin of (11)% in the March 2009 quarter (excluding the 2009 goodwill impairment). The improved margins are the result of efficiencies and cost reduction measures implemented over the past several quarters. Cost savings for the first six months of fiscal 2010 totaled $11.7 million, substantially exceeding the Company’s full fiscal year 2010 cost savings goal of $6.0 million.

Revenue trends in the light building products segment are positive. Comparing revenue in the months of January, February, and March 2010 with the same months in 2009, revenue decreased by 16%, 14%, and 3%, respectively, reflecting a significant narrowing of the revenue decline. Siding accessories in our repair and remodel markets are exhibiting positive year-over-year comparisons in several regions and for the first time in the last three years, the rate of revenue decline in our architectural stone product line has reduced dramatically. Our Texas regional block business is experiencing soft sales in its commercial markets due to an overall slowdown in Texas commercial construction. Sales were also affected by bad weather in January and February, which resulted in a certain amount of demand shifting into March. However, sales in April continue to show improvement over the year-ago month.

Headwaters’ light building products business has stabilized and is beginning to experience growth in several of its product categories. Over the last two years we have improved overall manufacturing productivity significantly. As a result of the improved productivity, we are able to continue the process of reducing the number of production facilities and distribution centers and still provide the same level of pre-recession manufacturing capacity. As these activities continue, a restructuring charge could be recorded in the June 2010 quarter relative to possible closings or consolidations of certain architectural stone facilities, resulting in additional cost savings and enhanced operating margins.

Energy Technology Segment

Headwaters Energy Services adds value to coal while helping to protect the environment by upgrading waste coal into a marketable product, converting coal into liquid fuels, and utilizing waste heat from a coal-fired power plant in the production of ethanol. Operating losses in Headwaters’ energy segment improved to $(1.8) million in 2010 from $(7.9) million in the second quarter of 2009 (excluding the goodwill impairment). Cost savings for the first half of fiscal 2010 were approximately $8.7 million, 10% ahead of the Company’s stated goal of $8.0 million for the full 2010 fiscal year. In addition to cost savings, Headwaters’ ethanol and hydrogen peroxide joint ventures contributed to the overall improved segment performance.

Revenues from coal sales in the March 2010 quarter were $12.4 million, compared to $21.0 million in the March 2009 quarter and $8.8 million in the December 2009 quarter. Headwaters sold 340,000 tons of coal in the March 2010 quarter, compared to 370,000 tons in the March 2009 quarter. Average revenue per ton sold in the March 2010 quarter was $36 compared to $55 in the March 2009 quarter. Revenue per ton in the March 2010 quarter declined from the March 2009 quarter due to lower pricing for metallurgical coal, changes in the regional sales mix and a general softness in both thermal coal prices and demand. Our coal cleaning businesses recently concluded a reserve study of our waste coal reserves. Based on the current study, estimated reserves of pond fines totaled 44 million tons and gob reserves totaled 154 million tons.

Based on the language of Section 45 and the available guidance, Headwaters believes that its coal cleaning facilities are eligible for Section 45 refined coal tax credits, and as a result, has recognized a benefit for such credits in its 2009 and 2010 tax provisions. Coal sold into the metallurgical markets does not qualify for the tax credit. Due to the continuing softness in the thermal markets, we shifted sales to metallurgical markets, resulting in lower tax credit estimates for 2010. Currently, we estimate approximately $4 million of tax credits will be generated in fiscal 2010. This reduction in estimated tax credits for the 2010 fiscal year significantly changed the effective tax rate used to calculate the income tax provision for the Company’s March 2010 quarter.

EBITDA

Headwaters defines EBITDA as net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill or other impairments. Any additional adjustments to EBITDA are detailed in the table that follows. EBITDA and adjusted EBITDA, in addition to being used to monitor compliance with debt covenants, are also used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and adjusted EBITDA calculation as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than by using GAAP results alone.

EBITDA and adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and adjusted EBITDA are not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definitions of EBITDA vary among companies and industries, they may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ EBITDA, adjusted EBITDA and trailing twelve months (TTM) EBITDA are calculated in the following tables.

Quarter / YTD EBITDA

(in millions)	Quarter Ended		Six Months Ended
	3/31/2009	3/31/2010	3/31/2009	3/31/2010
Net income (loss)	$(409.6)	$(13.0)	$(412.0)	$(26.9)
Net interest expense	10.5	16.0	20.7	33.4
Income taxes, as defined	(75.2)	(6.4)	(73.1)	(16.6)
Depreciation, amortization, and stock-based compensation	19.1	16.0	40.3	31.4
Foreign currency translation gain or loss	0.5	(1.6)	0.3	(2.4)
Goodwill impairment	465.7	0.0	465.7	0.0
Additional book gain on convertible debt exchange	1.3	0.0	1.3	0.0
EBITDA for quarter / YTD period	12.3	11.0	43.2	18.9
Gain on convertible debt exchange	(1.7)	0.0	(19.2)	0.0
Non-recurring banking fees	0.0	0.0	0.0	3.3
Litigation settlement	0.0	1.6	0.0	1.6
Section 45 tax credit adjustment	(1.1)	0.0	(1.2)	0.0

Adjusted EBITDA for quarter / YTD period	$9.5	$12.6	$22.8	$23.8

TTM EBITDA

(in millions)	Twelve Months Ended
	9/30/2008	9/30/2009	3/31/2010
Net income (loss)	$(175.7)	$(431.5)	$(46.5)
Net interest expense	29.8	46.1	58.8
Income taxes, as defined	2.2	(76.2)	(19.8)
Depreciation, amortization, and stock-based compensation	74.2	71.7	62.9
Foreign currency translation gain or loss	6.6	(1.7)	(4.3)
Goodwill impairment	205.0	465.7	0.0
Inducement loss on debt to equity exchange and additional book gain on convertible debt exchange	0.0	31.3	30.1
TTM EBITDA	142.1	105.4	81.2
Gain on convertible debt exchange	0.0	(29.3)	(10.1)
Non-recurring banking fees	0.0	0.0	3.3
Litigation settlement	0.0	0.0	1.6
Section 45 tax credit adjustment	0.0	0.0	1.2

TTM Adjusted EBITDA	$142.1	$76.1	$77.2

Long-term Debt

The components of our long-term debt as of March 31, 2010, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity or Put Date
Senior secured notes, net of discount	$325.5	11.375%	November 2014
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 4.25%	October 2013
Convertible senior subordinated notes, net of discounts	44.6 98.5 24.4	16% 2.5% 14.75%	June 2012 February 2014 February 2014

Total	$493.0

We had approximately $72 million of cash on hand at March 31, 2010 and total liquidity of approximately $125 million. Headwaters has $48 million of its 16% debt that includes a June 2012 put date, with no additional maturities until 2014. Headwaters was in compliance with all debt covenant requirements at March 31, 2010.

Trends and Commentary

“Our initial 2010 EBITDA goal of $95 to $105 million was based on a flat revenue assumption compared to 2009. Although revenue for the first six months of the year declined approximately $36 million compared to last year, our cost savings initiatives have largely offset the effect of lower revenues,” said Steven G. Stewart, Chief Financial Officer. “Fewer tax credits than planned also reduced our EBITDA. Notwithstanding the impact on EBITDA of lower revenues and fewer tax credits, we expect 2010 adjusted EBITDA to be in the $95 million range,” said Mr. Stewart.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through May 11, 2010, by dialing 1-800- 642-1687 or 706-645-9291 and entering the passcode 71552628.

About Headwaters Incorporated

Headwaters Incorporated’s vision is to improve sustainability by transforming underutilized resources into valuable products. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries. Through its coal combustion products, building products, and energy businesses, the Company earns a revenue stream that helps to provide the capital to fund growth of existing and new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2009, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2009	2010	2009	2010
Revenue:
Light building products	$68,401	$61,255	$156,628	$132,486
Heavy construction materials	48,083	47,272	115,309	103,147
Energy technology	21,184	19,627	31,897	32,167

Total revenue	137,668	128,154	303,834	267,800

Cost of revenue:
Light building products	56,082	46,698	126,346	99,336
Heavy construction materials	36,480	38,396	83,540	81,789
Energy technology	22,464	15,534	39,665	29,764

Total cost of revenue	115,026	100,628	249,551	210,889

Gross profit	22,642	27,526	54,283	56,911

Operating expenses:
Amortization	6,210	5,578	11,955	11,189
Research and development	1,834	1,858	5,295	3,773
Selling, general and administrative	27,284	24,399	58,892	52,586
Goodwill impairment	465,656	—	465,656	—

Total operating expenses	500,984	31,835	541,798	67,548

Operating loss	(478,342)	(4,309)	(487,515)	(10,637)

Net interest expense	(10,512)	(16,019)	(20,738)	(33,439)
Other income (expense), net	1,995	(102)	19,430	1,178

Loss before income taxes	(486,859)	(20,430)	(488,823)	(42,898)
Income tax benefit	77,290	7,400	76,840	15,970

Net loss	$(409,569)	$(13,030)	$(411,983)	$(26,928)

Basic loss per share	$(9.86)	$(0.22)	$(9.94)	$(0.45)

Diluted loss per share	$(9.86)	$(0.22)	$(9.94)	$(0.45)

Weighted average shares outstanding – basic	41,556	59,944	41,459	59,922

Weighted average shares outstanding – diluted	41,556	59,944	41,459	59,922

Operating income (loss) by segment:
Light building products	$(468,815)	$(2,210)	$(472,122)	$(802)
Heavy construction materials	4,804	2,191	17,887	8,031
Energy technology	(12,128)	(1,818)	(26,766)	(7,852)
Corporate	(2,203)	(2,472)	(6,514)	(10,014)

Total	$(478,342)	$(4,309)	$(487,515)	$(10,637)

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2009	March 31, 2010
Assets:
Current assets:
Cash and cash equivalents	$15,934	$71,577
Trade receivables, net	91,411	70,389
Inventories	38,729	40,697
Other	40,622	35,064

Total current assets	186,696	217,727
Property, plant and equipment, net	321,316	313,759
Intangible assets, net	203,632	193,330
Goodwill	115,999	115,999
Other assets	63,539	88,477

Total assets	$891,182	$929,292

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$20,242	$16,275
Accrued liabilities	68,013	68,897

Total current liabilities	88,255	85,172
Long-term debt	423,566	493,031
Income taxes	39,075	33,454
Other long-term liabilities	15,566	15,500

Total liabilities	566,462	627,157

Stockholders’ equity:
Common stock - par value	60	60
Capital in excess of par value	638,877	641,764
Retained earnings (accumulated deficit)	(310,884)	(337,812)
Other	(3,333)	(1,877)

Total stockholders’ equity	324,720	302,135

Total liabilities and stockholders’ equity	$891,182	$929,292